Exhibit 10.17
Ixia
Summary of Compensation for Non-Employee Members
of the Board of Directors and its Committees

1. Board of Directors
Annual retainer (except Chairman)	$35,000
Chairman’s annual retainer	$47,000
Fee for attending meeting	$2,000

2. Compensation Committee
Annual retainer (except Chairman)	$9,000
Chairman’s annual retainer	$12,000
Fee for attending a meeting	$1,000

3. Audit Committee
Annual retainer (except Chairman)	$10,000
Chairman’s annual retainer	$20,000
Fee for attending a meeting	$1,500

4. Nominating and Corporate Governance Committee
Annual retainer (except Chairman)	$5,000
Chairman’s annual retainer	$7,000
Fee for attending a meeting	$1,000

5. Strategic Planning Committee
Annual retainer (except Chairman)	$5,000
Chairman’s annual retainer	$7,000
Fee for attending a meeting	$1,000
     The above summarizes cash compensation payable to the non-employee directors of the Company’s Board of Directors and its Committees effective as of July 1, 2006 (except that the compensation for members of the Strategic Planning Committee is effective as of September 13, 2006 which is the date of formation of the Committee).
     In addition to cash compensation, non-employee directors receive under the Company’s Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”) (i) a grant of stock options upon their initial election to the Board of Directors and (ii) annual grants of stock options upon their re-election to the Board. The Director Plan is included as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-117969) as filed with the Securities and Exchange Commission on August 5, 2004.
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